The Directors
FX Energy Inc
3006 Highland Drive 206
Salt Lake City,
Utah  84106
United States of America

16th February 2011

Gentlemen,

EVALUATION OF POLISH GAS ASSETS

In response to your request of 26th November 2010, RPS Energy (RPS) has completed an independent reserves evaluation of the Zaniemysl, Roszkow, Winna Gora, Sroda-Kromolice, Kromolice South and Grabowka Gas Fields in Poland ('the Properties') currently owned by FX Energy Inc (‘FX’).  We have estimated Proved, Proved plus Probable and Proved plus Probable plus Possible reserves as at 1 January 2011, based on data and information available up to 31 December 2010.

The Proved, Proved plus Probable and Proved plus Probable plus Possible reserves estimates in this report comply with the reporting definitions set in the Article 210.4-10(a) of Regulations S-X (17 CFR 210) of United States Securities and Exchange Commission (“SEC”).

The work was undertaken by a team of professional petroleum engineers, geoscientists and economists and is based on data supplied by FX.  Our approach has been to prepare independent estimates of developed reserves for all producing assets based on the field’s production performance. In fields where potential exists to further develop reserves through additional capital investment, we have reviewed the available data supplied by the Operator and estimated the likely range of incremental reserves that can be recovered.

In estimating reserves we have used standard petroleum engineering techniques.  These techniques combine geological and production data with detailed information concerning fluid characteristics and reservoir pressure as well as pertinent production software that allowed to model the different wells as close as possible to what their interaction resembles in reality.  We have estimated the degree of uncertainty inherent in the measurements and interpretation of the data and have calculated a range of recoverable reserves.  We have taken the working interest that FX has in the Properties as presented by FX and we have not investigated nor do we make any warranty as to FX's interest in the fields.

Reserves

Gas Reserves attributable to the FX Energy Interest (MMscf), as of 1 January 2011

		FX Energy Gas Reserves (MMscf)
	FX Energy	Developed			Undeveloped
Field	Interest	Proved	Proved +	Proved + Probable +	Proved	Proved +	Proved + Probable +
			Probable	Possible		Probable	Possible
Grabowka	100.0%	1,495	7,397	19,663
Zaniemysl	24.5%	3,786	6,579	11,969
Roszkow	49.0%	7,234	23,597	39,199
Sroda-Kromolice	49.0%	19,168	32,410	50,552
Kromolice South	49.0%				4,562	7,571	12,130
Winna Gora	49.0%				3,714	5,714	7,984

Total		31,683	69,983	121,383	8,276	13,285	20,114

Economic Evaluation

We have calculated the Net Present Value of the Properties based on our estimates of Reserves and on current firm development plans, as follows:

Field	FX Energy Interest	NPV10 (Million US$)
		Proved		Proved + Probable		Proved + Probable + Possible
		Gross	Net	Gross	Net	Gross	Net
Zaniemysl	24.5%	51.1	12.5	74.7	18.3	106.1	26.0
Sroda-Kromolice	49.0%	130.0	63.7	175.4	85.9	200.1	98.1
Roszkow	49.0%	69.0	33.8	179.8	88.1	233.9	114.6
Winna Gora	49.0%	18.6	9.1	28.4	13.9	37.5	18.4
Kromolice South	49.0%	32.5	15.9	46.0	22.6	58.5	28.7
Grabowka	100.0%	1.8	1.8	7.2	7.2	12.0	12.0

Total		302.9	136.8	511.5	236.1	648.2	297.8

Qualifications

RPS Energy is an independent consultancy specialising in petroleum reservoir evaluation and economic analysis.  Except for the provision of professional services on a fee basis, RPS Energy does not have a commercial arrangement with any other person or company involved in the interests that are the subject of this report.  Mr. M. Stofferis, Petroleum & Reservoir Engineering Manager of RPS Energy, has supervised the evaluation.

Mr. Stofferis has over 29 years of petroleum engineering experience.  He is a member of the SPE and the SPWLA. Other RPS Energy employees involved in this work hold at least a Masters degree in geology, geophysics, petroleum engineering or a related subject and have at least five years of relevant experience in the practice of geology, geophysics or petroleum engineering.

Basis of Opinion

The evaluation presented in this report reflects our informed judgement based on accepted standards of professional investigation, but is subject to generally recognised uncertainties associated with the interpretation of geological, geophysical and engineering data.  The evaluation has been conducted within our understanding of petroleum legislation, taxation and other regulations that currently apply to these interests.  However, RPS Energy is not in a position to attest to the property title, financial interest relationships or encumbrances related to the property.  It should be understood that any evaluation, particularly one involving exploration and future petroleum developments may be subject to significant variations over short periods of time as new information becomes available.

Yours faithfully,
RPS Energy

/s/ Michiel Stofferis
Michiel Stofferis
Petroleum & Reservoir Engineering Manager

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

EVALUATION OF POLISH GAS ASSETS

Prepared for
FX Energy Incorporated

RPS Energy
309 Reading Road, Henley-on-Thames, Oxon. RG9 1EL
T +44 (0)1491 415400  F +44 (0)1491 415415
E rpshen@rpsgroup.com
W www.rpsgroup.com

ECV1713	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

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RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

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RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

List of Figures

Figure 2-1	Roszkow Field Production History	4
Figure 2-2	Roszkow Field Material Balance	5
Figure 2-3	Zaniemysl Field Top Structure Map	7
Figure 2-4	Zaniemysl Field Production History	7
Figure 2-5	Zaniemysl Field Material Balance	8
Figure 2-6	Map of Fields Sharing Production Facilities (Kromolice South, Sroda-Kromolice and Zaniemysl Fields)	11
Figure 2-7	Proved Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields	12
Figure 2-8	Proved plus Probable Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields	12
Figure 2-9	Proved plus Probable Plus Possible Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields	13
Figure 2-10	G-12 Well Production Performance (Grabowka-East)	15
Figure 3-1	Gas Price Sensitivity on NPV10 (Net to FX Energy) for the 2P Case	19

ECV1713	iv	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

List of Tables

Table 1-1:	Gas Reserves attributable to the FX Energy interest (MMscf), as of 31st December 2010	1
Table 1 2:	Total Gas Reserves, 100% Basis	2
Table 1-3:	Total Gas Reserves, Net interest	2
Table 2-1:	Reserves (MMscf) for the Roszkow Field at 31st December 2010, 100% Basis	5
Table 2-2:	Reserves (MMscf) for the Winna Gora Field at 31st December 2010. 100% Basis	6
Table 2-3:	Gas Reserves (MMscf) for the Kromolice South Field at 31st December 2010, 100% Basis	13
Table 2-4:	Gas Reserves (MMscf) for the Zaniemysl Field at 31st December 2010, 100% Basis	13
Table 2-5:	Gas Reserves (MMscf) for the Kromolice-Sroda Field at 31st December 2010, 100% Basis	14
Table 2-6:	Gas Reserves (MMscf) for the Grabowka Field at 31st December 2010, 100% Basis	16
Table 3-1:	Gas Price, Royalty and OPEX Assumptions	17
Table 3-2:	Total NPV10 and NPV10, attributable to FX Energy	18
Table 3-3:	Effect of Gas Price Sensitivities on FX Net Reserves (MMscf)	19
Table 3-4:	Effect of Gas Price Sensitivities on NPV10 (Net to FX Energy) in Million USD	19
Table 4-1:	Gas Proved Reserves (MMscf) 100% Basis	20
Table 4-2:	Gas Proved plus Probable Reserves (MMscf) 100% Basis	20
Table 4-3:	Gas Proved plus Probable plus Possible Reserves (MMscf) 100% Basis	21

ECV1713	v	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

1.                 EXECUTIVE SUMMARY

RPS Energy has performed a technical and economic evaluation of FX Energy’s assets in Poland. This is an update of a similar evaluation performed by RPS Energy at the end of 2009 but accommodating changes that have occurred during 2010. Principally these include 12 months of production from the Zaniemysl, Roszkow and Grabowka fields. Pressure surveys in Zaniemysl and Roszkow shed some new light on the GIIP of these fields. The Sroda-Kromolice field was placed on production at year-end 2010. The Kleka field ceased production in March 2010 and is in the process of being abandoned and consequently no reserves are now assigned. The undeveloped discoveries of Winna Gora, and Kromolice South were reviewed but left unchanged. Revised product prices and operating and development costs have been included in determining asset values as of 31st December 2010.

Our computation of remaining reserves at 31st December 2010 is given in Table 1-1.

Field	FX Energy Interest	FX Energy Gas Reserves (MMscf)
		Developed			Undeveloped
		Proved	Proved + Probable	Proved + Probable + Possible	Proved	Proved + Probable	Proved + Probable + Possible
Grabowka	100.0%	1,495	7,397	19,663
Zaniemysl	24.5%	3,786	6,579	11,969
Roszkow	49.0%	7,234	23,597	39,199
Sroda-Kromolice	49.0%	19,168	32,410	50,552
Kromolice South	49.0%				4,562	7,571	12,130
Winna Gora	49.0%				3,714	5,714	7,984

Total		31,683	69,983	121,383	8,276	13,285	20,114

Table 1-1:  Gas Reserves attributable to the FX Energy interest (MMscf), as of 31st December 2010

A summary of reserve changes during the past year, taking account of production, reserve additions and revisions are given in Table 1-2 (Gross Volumes) and Table 1-3 (FX Net volumes). Note that these contain developed and undeveloped fields.

In terms of reserves volumes, the most significant changes have been noted in the Proved Reserves of Roszkow and the Proved plus Probable Reserves of Zaniemysl. These downward revisions are a result of acquisition of pressure data, indicating lower GIIP values for these fields.

The end year 2010 economic values are summarised in the report in Table 3-2.  Note that the economical values were based on firm development plans.

ECV1713	1	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Table 1-2:  Total Gas Reserves, 100% Basis

Table 1-3:  Total Gas Reserves, Net Interest

ECV1713	2	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

2.                 TECHNICAL EVALUATION

2.1               Fields Study

RPS revised the historical and expected performance of each of the specified fields. It also determined FX’s gas reserves of each of these fields. RPS based its estimations solely on the data provide by FX. RPS did not detect any reluctance, on the part of FX’s staff, to provide it with relevant data.

RPS used different methodologies to estimate reserves, ensuring that the SEC definitions are honoured for the proved, probable and possible reserves.

2.2              Kleka East Field

FX Energy has notified us that the Kleka field is in the process of being abandoned.  Consequently no more reserves will be attributed to this field. The 2010 gross production prior to abandonment amounted to 45 MMscf. The only well in the field, Kleka-1, was shut-in in March 2010 with a high WGR.

2.3              Roszkow Field

2.3.1           Field Description

The Roszkow-1 discovery well was drilled on a NW-SE trending elongate structure with fault closure to the SW and dip closure to the NW, E and SE (upthrown fault block). The structure is well constrained in the dip direction but less so in the strike direction. The reservoir interval comprises a good porosity, clean sandstone with no interpreted shale. The gas water contact could be as deep as 2,965 meters MD (2,845 meters TVDSS)3.

A deliverability test was carried out on Roszcow-1 in Sept 2009, from which an AOF potential of 144 MMscf/d could be calculated. FX Energy net working interest in this field is 49%.

2.3.2           Production History

The field commenced production in September 2009.  A plot showing the production data to the 31st of December 2010 is shown in Figure 2-1. The well is currently producing at a plateau rate of 13.5 MMscf/day. Only condensed water has been produced in Roszkow to date.

ECV1713	3	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

 Figure 2-1:  Roszkow Field Production History

2.3.3           Gas Reserves Estimation

A static pressure survey was carried out in the Roszkow-1 well in September 2010. This pressure has been used to obtain a material balance estimate of the GIIP and the result is shown in Figure 2-2.

The GIIP derived from the p/z plot is 35.5 Bscf, and this volume has been assumed for the Proved case. Note that the previous Proved estimate of GIIP was determined volumetrically and amounted to 49.5 Bscf. Since only one static pressure was available for Roszkow, the GIIPs used for the Proved plus Probable and Proved plus Probable plus Possible cases have been left unchanged from last year and are determined from Monte Carlo analysis of volumetric estimates.

The latest Roszkow GIIP estimates are:

Proved	35.5 Bscf
Proved plus Probable	78.0 Bscf
Proved plus Probable plus Possible	108.0 Bscf

Recovery factors ranging from 60% (P), 70% (P+P) and up to 80% (P+P+P) have again been used to estimate recoverable reserves as there is as yet insufficient data to assess potential aquifer influx.

The remaining gas reserves as of 31st December 2010 for this field, based on the existing well are summarized in Table 2-1.  The gas production forecasts are shown in the Appendix 1.

ECV1713	4	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-2:  Roszkow Field Material Balance

Remaining Reserves (MMscf)	Evaluation 1st Jan 2010	Production to 2010	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven*	28,152	4,987	14,763	2018	14,763
Proven+Probable	53,143	4,987	48,157	2027	48,157
Proven+Probable+ Possible	84,985	4,987	79,998	2036	79,998
* GIIP estimated from P/Z plot

Table 2-1:  Reserves (MMscf) for the Roszkow Field at 31st December 2010, 100% Basis

2.4              Winna Gora Field

2.4.1           Field Description

The Winna Gora field is a footwall closure at Rotliegendes level against a SE-NW trending fault.

Development planning is well advanced and the production start date is estimated to be on 1st January 2012. FX Energy net working interest for this field is 49%.

2.4.2           Gas Reserves Estimation

The GIIP for this field was calculated deterministically for the proved case and using Monte Carlo analysis for the Proved plus Probable and Proved plus Probable plus Possible cases as last year. Reserves were calculated assuming recovery factor of 60% (P), 70% (P+P) and 75% (P+P+P). The P + P and P+P+P reserves were calculated probabilistically whereas Proved reserves were calculated deterministically.

ECV1713	5	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

The remaining reserves of gas, at 31st December 2010, for this field are summarized in Table 2-2 (and did not change from those reported last year). The gas production forecasts are shown in the Appendix 2.

		2011
Remaining Reserves (MMscf)	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven	7,579	2019	7,579
Proven+Probable	11,598	2024	11,681
Proven+Probable+ Possible	16,293	2028	16,293

Table 2-2:  Reserves (MMscf) for the Winna Gora Field at 31st December 2010. 100% Basis

2.5               Zaniemysl, Kromolice and Sroda Fields Network

For this End of Year report some adjustments to the production system have been made for the producing Zaniemysl field and the Kromolice-Sroda and Kromolice-South fields, which will start production within the first half of 2011. All these fields, together with a third party field (Kaleje), will be evacuated via a shared pipeline to a main trunk pipeline tie-in point at MCHY. The maximum available capacity of this pipeline is 26.9 MMscf/d, and, unlike at end-2009 there is no need to choke back production to meet this capacity limitation. Before going to the detailed description of this shared evacuation system, particular details of each field are first discussed.

2.5.1           Zaniemysl Field

The Zaniemysl field is a fault and dip closed Rotliegendes structure, with dip closure to the north, and fault closures in the SW and SE1.  The latest top structure map, supplied by the operator in early 2008, is shown in Figure 2-3.

The Zaniemysl field was brought on stream on October 2006. The updated production history up to 31st December 2010 is shown in Figure 2-4:  Zaniemysl Field Production History.

The field has been produced at a plateau production rate around 10 MMscf/d, and has a total gas cumulative production of 15,146 MMscf at 31st December 2010. FX Energy net working interest in this field is 24.5%.

A static pressure survey was carried out in the single producing well Zaniemysl-3 in September 2010. This pressure has been incorporated in the material balance estimate and the results are shown in Figure 2-5.  This additional pressure measurement supports the possibility of some delayed ingress of fluids into the field. On the top structure map there is no evidence of a separate fault block or low permeability layers which might account for a deviation from a straight line p/z behaviour and the most likely scenario for the pressure behaviour observed is therefore aquifer influx.

ECV1713	6	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-3:  Zaniemysl Field Top Structure Map

Figure 2-4:  Zaniemysl Field Production History

ECV1713	7	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-5:  Zaniemysl Field Material Balance

For the Proved case it is assumed that the last 3 pressure points are influenced by water influx and that the pressure point measured in 2007 had not yet been influenced by aquifer support: by extrapolating these pressure points a resulting GIIP of 51 Bscf is obtained. For the Proved plus Probable and Proved + Probable+ Possible cases RPS has reverted to the volumetric GIIP’s of 60 Bscf and 80 Bscf.  The in-place volumes show a drop in 2P (GIIP drops from 73 to 60 Bscf) and an increase in 3P (GIIP increases from 76 to 80 Bscf). This is related to a moving away from only material balance GIIP’s back to volumetric GIIP’s.

Latest Zaniemysl GIIP estimates:

Proved	51 Bscf
Proved plus Probable	60 Bscf
Proved plus Probable plus Possible	80 Bscf

An MBALTM model of the Zaniemysl reservoir was assembled and history matched with the field production history. This was previously used to feed the GAP model which was not necessary this year. Although a good pressure match with MBAL was found for the three Zaniemysl GIIP’s of 51-60-80 Bscf, the production forecasts with MBAL were considered unrealistic as a result of single tank model assumptions. The Zaniemysl forecasts were therefore produced by hand and cut-off at an assumed recovery factor range of 60-70-80%, unchanged from last year.

ECV1713	8	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

The profiles were prepared respecting the plateau rate and producing approximately 60% of the ultimate recovery in the plateau period. The tail was declined with a simple annualised decline to achieve the estimated EUR per case. A table showing the forecasts is included in Appendix 4.

As instructed by FX Energy, ten days of downtime per well have been included in the profiles.

2.5.2           Kromolice-Sroda Field

The Kromolice-Sroda structure has been documented in detail in Reference 4.  The following GIIP-range was used from this Reference:

Proved	65.2 Bscf*
Proved plus Probable	94.7 Bscf
Proved plus Probable plus Possible	136.2 Bscf

*
Note that in the Proved case, the Kromolice and Sroda structures were modelled as two separated tanks, since the map based on the FX Energy structural interpretation indicated almost separate structures.

For the Sroda-Kromolice structure the same assumptions made in the report presented in January 2009 (Reference 5) were considered. The MBALTM and PROSPERTM models prepared at that time were not used for this year’s work, since the pipeline is no longer a constraining factor (see section 2.5.4). The profiles were produced by hand but adjusted accordingly to achieve the agreed recoverable reserves in each case whilst complying with the plateau rate up to a total of approximately 60% of the ultimate recovery produced on plateau.

Forecasts for this field are included in Appendix 5.

The following forecast assumptions were used:

•	A plateau rate of 6.5 MMscf/d for the Kromolice-1 well and 4.1 MMscf/d for the Sroda-4 well, as currently indicated by the Operator, POGC.

•	A start-up date of 1 April 2011 for Kromolice-1 on advice of FX Energy.

•	A start-up date of 1 January 2011 for Sroda-4 on advice of FX Energy.

•	As instructed by FX Energy, ten days of downtime per well have been included in the profiles.

2.5.3           Kromolice-South Field

The Kromolice South structure has been detailed in a separate report (Reference 6). From this report the following GIIP range is concluded and used in MBALTM:

Proved	15.5 Bscf
Proved plus Probable	22.2 Bscf
Proved plus Probable plus Possible	31.5 Bscf

ECV1713	9	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

The Kromolice South field will be produced by the well Kromolice-2 and the following forecast assumptions were used:

•	A plateau rate of 3.8 MMscf/d for Kromolice-2, as proposed by the operator POGC.

•	A start-up date of 1 April 2011 on advice of FX Energy.

•	As instructed by FX Energy, ten days of downtime per well have been included in the profiles.

To reflect reductions due to potential water influx, recovery factors were maintained as last year for the Proved (60%) and Proved Plus Probable (70%) and Proved Plus Probable Plus Possible (78.6%). The profiles were produced by hand but adjusted accordingly to achieve the agreed recoverable in each case whilst complying with the plateau rate acknowledged up to a total of approximately 60% of the reserves produced on plateau.

Forecasts for this field are included in Appendix 3.

2.5.4           Gas Reserves Estimation

A location map of the fields and the pipeline to the shared production facilities at MCHY is included in Figure 2-6. This also locates the non-operated Kaleje field, which is evacuated through the same pipeline. Since the Kaleje field is expected to produce only 0.81 MMscf/d from 2011 forward and incorporating the individual well plateau rates, there is no longer a pipeline constraint on the total production.

Central compression in MCHY was included for all wells at the end of the combined plateau period and the arrival pressures were allowed to decrease from 900 psi to 250 psi. The time to include compression varies per case (2016 for the Proved case, 2019 in the Proved Plus Probable and the Proved Plus Probable Plus Possible cases.

The resulting production profiles for the individual fields are graphically shown in Figure 2-7, Figure 2-8, and Figure 2-9.

ECV1713	10	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Kórnik
Kromolice 3
DN 100
Kromolice 1
Kromolice 2
DN 250
Środa Wlkp.
Środa Wlkp. 4
DN 80
KALEJE 1
DN 250
KALEJE E(14)
ZANIEMYSL
MCHY

Figure 2-6:  Map of Fields Sharing Production Facilities (Kromolice South, Sroda-Kromolice and Zaniemysl Fields)

For the various cases an economical limit test was carried out, which determined the economical remaining reserves. The economic evaluations for each field are summarized in Appendix 3, 4 and 5.

As a result of this modelling the following comparisons of the reserves are summarised in Table 2-3, Table 2-4 and Table 2-5 for Kromolice-South, Zaniemysl and Kromolice-Sroda respectively.

ECV1713	11	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-7:  Proved Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields

Figure 2-8:  Proved plus Probable Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields

ECV1713	12	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-9:  Proved plus Probable Plus Possible Case Production Profile for Kromolice South, Sroda-Kromolice and Zaniemysl Fields

Kromolice South
		2011
Remaining Reserves (MMscf)	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven	9,310	2021	9,310
Proven+Probable	15,452	2024	15,452
Proven+Probable+ Possible	24,760	2034	24,755

Table 2-3:  Gas Reserves (MMscf) for the Kromolice South Field at 31st December 2010, 100% Basis

	Zaniemysl
	2010			2011
Remaining Reserves (MMscf)	Evaluation 1st Jan 2010	Production During 2010	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven	18,615	3,469	15,145	2017	15,453
Proven+Probable*	39,122	3,469	35,653	2021	26,854
Proven+Probable+ Possible**	48,816	3,469	45,347	2032	48,854

*         Different GIIP used (73 vs. 60 Bscf for 2011 evaluation)
**      Different GIIP used (76 vs. 80 Bscf for 2011 evaluation)

Table 2-4:  Gas Reserves (MMscf) for the Zaniemysl Field at 31st December 2010, 100% Basis

ECV1713	13	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Kromolice Sroda
		2011
Remaining Reserves (MMscf)	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven	39,150	2026	39,119
Proven+Probable	66,246	2029	66,142
Proven+Probable+ Possible	103,167	2044	103,167

Table 2-5:  Gas Reserves (MMscf) for the Kromolice-Sroda Field at 31st December 2010, 100% Basis

2.6               Grabowka

2.6.1           Field Description

From previous studies on Grabowka (Ref. 7), the following ranges in GIIP (Bscf) for the two structures amounted to:

	Grabowka East	Grabowka West
	Spill 1550 m TVDSS	Spill 1565 m TVDSS

P	1.0	3.6
P+P	2.2	12.6
P+P+P	3.9	25.2

The Grabowka East field started production in July 2009 and had produced a total of 255.5 MMscf of gas to December 31st 2010. The production performance of the Grabowka East field is shown in Figure 2-10.

From Jan to Sept 2010 gas from the G-12 well was sold to POGC at a rate of 0.6-1MMSCF/D.  The water-gas ratio is increasing gradually during 2010 and the gas rate started to drop gradually.

A new gas rate of 0.24 MMSCF/D commenced in Sept 2010 as a result of a new gas buyer.  For the near future this rate is kept constant.

The two Grabowka structures were modelled in MBAL as two different tank models, using the 1P, 2P and 3P GIIP’s as shown in section 2.6.1. In Grabowka East only the currently producing well G-12 was considered, whilst in Grabowka West the future producing wells G-6 and G-8 were considered.  It is realised that for the relatively low permeability, tank-like models are probably not so realistic, but correction factors were applied during the process to achieve more realistic recovery factors.

ECV1713	14	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Figure 2-10:  G-12 Well Production Performance (Grabowka-East)

2.6.2           Gas Reserves Estimation

As a result of the early water breakthrough and a restricted demand from the buyer (which is unfavourable for strong waterdrive gas reservoirs), the recovery factors for Grabowka East were downgraded to:

P90 (SEC):	35%
P50:	50%
P10:	65%

No production has yet taken place in Grabowka West (G-6 and G-8 wells) and therefore recovery factor estimates were kept the same as in last year’s report (ref. 7).

The following additional forecast assumptions were taken into account:

•	G-12 well was kept at the current average rate of 0.24 MMscf/d for all cases and declined to meet 35%, 50% and 65% EUR

•	Start-up of G-6 in July 2012 at an initial rate of 1.1 MMscf/d

•	The main POGC line would operate from July 2012 onwards and all the wells can flow against a WHP of ~900psi.

ECV1713	15	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

•	Start-up of G-8 in January 2013.

•	Capping production of the three wells to 2.7 MMscf/d (contractual limit) as of July 2012.

•	Inclusion of compression with a minimum WHFP of 200 psia at the end of plateau but not before October 2012.

The total Grabowka Gas Reserves are summarised in Table 2-6.

	2010			2011
Remaining Reserves (MMscf)	Evaluation 1st Jan 2010	Production to 2010	Remaining 31st Dec 2010	Economic Limit in Year	Evaluation 1st Jan 2011
Proven	1,685	162	1,523	2015	1,495
Proven+Probable	7,972	162	7,810	2021	7,397
Proven+Probable+ Possible	19,576	162	19,414	2037	19,663

Table 2-6:  Gas Reserves (MMscf) for the Grabowka Field at 31st December 2010, 100% Basis

ECV1713	16	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

3.                 ECONOMIC ANALYSIS

3.1               Assumptions

We have undertaken an economic analysis of the Polish Assets of FX Energy based on the following price and royalty assumptions (see Table 3-1). These data have been supplied by FX Energy in US Dollars and are based on Polish Zloty gas prices and exchange rates, taken as the average of the 1st day of the month values throughout 2010.

	Gas Price $/Mscf	Royalty %	OPEX MM $ p.a.
Roszkow	6.29	0.69	0.891
Winna Gora	5.82	0.75	0.800
Zaniemysl	4.56	0.96	0.725
Kromolice-South	5.74	0.76	0.169
Kromolice-Sroda	5.85/5.98	0.74/0.73	0.289/0.318
Grabowka	1.61	N.A	N.A

Table 3-1:  Gas Price, Royalty and OPEX Assumptions

3.2               Costing

Capital Expenditure

For the undeveloped fields and future compression costs for the developed fields, the Capital Expenditure programme shown below has been assumed based on information supplied by FX. No inflation has been applied to these estimates.

•	Roszkow –For the Proved, Proved plus Probable Cases and Proved plus Probable plus Possible Cases, Compression Costs of US $2.5MM in 2012, 2016 and 2019 respectively.

•
Winna Gora – For all cases facility CAPEX and tie-in of the existing well at a cost of US $6.7 MM, scheduled for 2011.  Compression Costs of US $1.5 MM for the proved case in 2017, for the Proved plus Probable case in 2018 and for the Proved plus Probable plus Possible case in 2021.

•
Zaniemysl – Central compression costs of US $2 MM in MCHY have been allocated to Zaniemysl. For the Proved Case no costs are allocated, since there is not a plateau for the remaining well life. For the Proved plus Probable case this happens in 2013 and in the Proved plus Probable plus Possible case in 2017.

•
Sroda-Kromolice – Central compression costs of US $4.0 MM in MCHY have been allocated to Sroda-Kromolice. This will happen in 2016 for the Proved case, in 2018 for the Proved plus Probable case and in 2019 in the Proved plus Probable plus Possible case.

ECV1713	17	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

•
Kromolice-South - Central compression costs of US $2.0 MM in MCHY have been allocated to Kromolice-South. This will happen in 2015 for the Proved case, in 2018 for the Proved plus Probable case and in 2019 in the Proved plus Probable plus Possible case.

Operating and Abandonment Costs

Normal operating costs per well have been provided for all the fields and are tabulated in Table 3-1.

In addition to the normal operating costs, there is a $50,000/p.a additional compression OPEX per well, once compression is required. The dates for compression start-up are given above under the CAPEX requirements.

The Abandonment Costs have been provided by FX Energy and amount to 0.4 US $ MM per well and 0.25 US $MM per facilities.

3.3              Results

The results of our analysis are shown below in Table 3-2.  The Net Present Values are stated excluding Income Tax and are expressed in gross and net terms.

Field	FX Energy Interest	NPV10 (Million US$)
		Proved		Proved + Probable		Proved + Probable + Possible
		Gross	Net	Gross	Net	Gross	Net
Zaniemysl	24.5%	51.1	12.5	74.7	18.3	106.1	26.0
Sroda-Kromolice	49.0%	130.0	63.7	175.4	85.9	200.1	98.1
Roszkow	49.0%	69.0	33.8	179.8	88.1	233.9	114.6
Winna Gora	49.0%	18.6	9.1	28.4	13.9	37.5	18.4
Kromolice South	49.0%	32.5	15.9	46.0	22.6	58.5	28.7
Grabowka	100.0%	1.8	1.8	7.2	7.2	12.0	12.0

Total		302.9	136.8	511.5	236.1	648.2	297.8

Table 3-2:  Total NPV10 and NPV10, attributable to FX Energy

It was requested by FX Energy to carry out +/- 10% sensitivities on the gas prices, mentioned in Table 3-1.  The sensitivity to the gas price for the net reserves of the various assets is listed in Table 3-3. There is very little impact to the net reserves by varying the gas prices +/- 10%. The corresponding influence on the NPV10 (Net to FX Energy) of the gas price sensitivity is logically bigger and is shown in Table 3-4 and graphically  in Figure 3-1 for the Proven+Probable reserves only.  The influence of gas price on NPV10 is more striking for the Roszkow and Sroda-Kromolice fields.

ECV1713	18	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

Fields	Net Reserves 90% Price			Net Reserves Base Price			Net Reserves 110% Price
	1P	2P	3P	1P	2P	3P	1P	2P	3P
Roszkow	7,234	23,596	39,199	7,234	23,596	39,199	7,234	23,596	39,199
Winna Gora	3,714	5,714	7,983	3,714	5,714	7,983	3,714	5,714	7,983
Kromolice South	4,562	7,572	12,130	4,562	7,572	12,130	4,562	7,572	12,130
Zaniemysl	3,786	6,579	11,969	3,786	6,579	11,969	3,786	6,579	11,969
Kromolice Sroda	19,168	32,409	50,552	19,168	32,409	50,552	19,168	32,409	50,552
Grabowka	1,495	7,397	19,663	1,495	7,397	19,663	1,495	7,397	19,663

Total	39,959	83,267	141,496	39,959	83,267	141,496	39,959	83,267	141,496

Table 3-3:  Effect of Gas Price Sensitivities on FX Net Reserves (MMscf)

Fields	NPV10 90% Price			NPV10 Base Price			NPV10 110% Price
	1P	2P	3P	1P	2P	3P	1P	2P	3P
Roszkow	30.1	78.8	102.7	33.8	88.1	114.6	37.6	97.4	126.6
Winna Gora	7.6	11.9	15.9	9.1	13.9	18.4	10.6	15.9	20.9
Kromolice South	14.1	20.0	25.5	15.9	22.6	28.7	17.8	25.1	31.8
Zaniemysl	11.2	16.3	23.2	12.5	18.3	26.0	13.9	20.3	28.8
Kromolice Sroda	56.8	76.8	87.8	63.7	85.9	98.1	70.6	95.0	108.4
Grabowka	1.7	6.5	10.8	1.8	7.2	12.0	2.0	7.9	13.2

Total	121.4	210.4	265.8	136.8	236.1	297.8	152.4	261.7	329.6

Table 3-4:  Effect of Gas Price Sensitivities on NPV10 (Net to FX Energy) in Million USD

Figure 3-1:  Gas Price Sensitivity on NPV10 (Net to FX Energy) for the 2P Case.

ECV1713	19	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

4.                 RESERVES EVOLUTION 2010-2011

4.1               Proved Gas Reserves

	2010			2011	Variation
Field	Evaluation 01-Jan-10	Production during 2010	Remaining 31-Dec-10	Evaluation 01-Jan-11	MMscf	(%)

Kleka	753	45	708	0	-708	-100%
Zaniemysl	18,615	3,469	15,146	15453	307	2%
Sroda-Kromolice	38,742	0	38,742	39119	377	1%
Roszkow	28,152	4,987	23,165	14763	-8,402	-36%
Winna Gora	7,579	0	7,579	7579	0	0%
Kromolice South	9,310	0	9,310	9310	0	0%
Grabowka	1,685	163	1,522	1495	-27	0%

Total	104,836	8,664	96,172	87,719	-8,453	-9%

Table 4-1:  Gas Proved Reserves (MMscf) 100% Basis

As mentioned earlier in this report, the Kleka field is no longer producing and will be abandoned. The change in Roszcow corresponds to an adjustment to the Proved GIIP, which is now based on material balance, using newly acquired static pressures in September 2010. The remaining small variations are due to minor adjustments and slightly different economic cut-off dates.

4.2              Proved plus Probable Gas Reserves

	2010			2011	Variation
Field	Evaluation 01-Jan-10	Production during 2010	Remaining 31-Dec-10	Evaluation 01-Jan-11	MMscf	(%)
Kleka	1,340	45	1,295	0	-1,295	-100%
Zaniemysl	39,122	3,469	35,653	26,854	-8,799	-25%
Sroda-Kromolice	66,275	0	66,275	66,142	-133	0%
Roszkow	53,143	4,987	48,156	48,157	1	0%
Winna Gora	11,598	0	11,598	11,661	63	1%
Kromolice South	15,350	0	15,350	15,452	102	0%
Grabowka	7,972	163	7,809	7,397	-412	0%

Total	194,800	8,664	186,136	175,663	-10,473	-6%

Table 4-2:  Gas Proved plus Probable Reserves (MMscf) 100% Basis

As mentioned earlier in this report, the Kleka field is no longer producing and will be abandoned. The change for Zaniemysl is related to the realisation that the field is under the influence of a strong waterdrive. Previous Proved plus Probable GIIP was based on material balance. Last year’s acquisition of an additional static reservoir pressure suggests that material balance estimates can no longer be used and the Proved plus Probable GIIP for Zaniemysl was therefore reduced to the lower volumetric estimate. This also affected the Proved plus Probable Reserves. The remaining small variations are due to minor adjustments and slightly different economic cut-off dates.

ECV1713	20	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

4.3              Proved plus Probable plus Possible Gas Reserves

	2010			2011	Variation
Field	Evaluation 01-Jan-10	Production during 2010	Remaining 31-Dec-10	Evaluation 01-Jan-11	MMscf	(%)
Kleka	3,454	45	3,409	0	-3,409	-100%
Zaniemysl	48,816	3,469	45,347	48,854	3,507	8%
Sroda-Kromolice	103,039	0	103,039	103,167	128	0%
Roszkow	84,958	4,987	79,971	79,998	27	0%
Winna Gora	16,293	0	16,293	16,293	0	0%
Kromolice South	24,760	0	24,760	24,755	-5	0%
Grabowka	19,576	163	19,413	19,663	250	0%

Total	300,896	8,664	292,232	292,730	498	0%

Table 4-3:  Gas Proved plus Probable plus Possible Reserves (MMscf) 100% Basis

As mentioned earlier in this report, the Kleka field is no longer producing and will be abandoned. The changes for Zaniemysl are related to a reconsideration of the GIIP range after obtaining an additional reservoir pressure in 2010. The remaining small variations are due to minor adjustments and slightly different economic cut-off dates.

ECV1713	21	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

5.                 References

1.                 Francis Boundy. Evaluation of Polish Gas Assets. RPS Energy, February 2007.

2.                 RPS Energy Report ECV1380. Evaluation of Polish Gas Assets, February 2008.

3.                  Francis Boundy. Evaluation of Winna Gora and Roszkow Gas fields. RPS Energy, August 2007.

4.                 RPS Energy Report ECV1475. Evaluation of the Kromolice-Sroda field, January 2009.

5.                 RPS Energy Report ECV1496. Evaluation of Polish Gas Assets, February 2009.

6.                 RPS Energy Report ECV1566a. Evaluation of the Kromolice-South and Grabowka Fields, January 2010.

7.                 RPS Energy Report ECV1566b. FX Energy, Inc. Evaluation of Polish Gas Assets, February 2010.

ECV1713	22	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 1:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR THE ROSZKOW FIELD

	Proved		Proved + Probable		Proved + Probable + Possible
Year	Gas Rate	Cumulative Production	Gas Rate	Cumulative Production	Gas Rate	Cumulative Production
	(MMscf/d)	(Bscf)	(MMscf/d)	(Bscf)	(MMscf/d)	(Bscf)
2011	13.4	11.4	13.4	11.4	13.4	11.4
2012	12.0	15.8	13.4	16.3	13.4	16.3
2013	5.9	18.0	13.4	21.2	13.4	21.2
2014	3.3	19.2	13.4	26.1	13.4	26.1
2015	2.2	20.0	13.4	31.0	13.4	31.0
2016	1.6	20.5	13.4	35.9	13.4	35.9
2017	1.2	21.0	11.8	40.2	13.4	40.8
2018	0.9	21.3	9.2	43.6	13.4	45.7
2019			7.2	46.2	13.4	50.6
2020			5.7	48.3	13.0	55.3
2021			4.5	49.9	11.4	59.5
2022			3.5	51.2	10.0	63.2
2023			2.8	52.2	8.8	66.4
2024			2.3	53.0	7.8	69.2
2025			1.8	53.7	6.8	71.7
2026			1.5	54.3	6.1	73.9
2027			1.2	54.7	5.4	75.9
2028					4.8	77.6
2029					4.3	79.2
2030					3.8	80.6
2031					3.5	81.8
2032					3.1	83.0
2033					2.8	84.0
2034					2.5	84.9
2035					2.3	85.8
2036					2.1	86.5

Table A1.1:                      Gas Production Forecast for Roszkow Field

ECV1713	23	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Roszkow 1P, Jan 2011

100% WI basis

*(Nominal Values Unless Stated Otherwise; **No Inflation**)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Operating Costs[1], Real 2011 US$ p.a.	891,000
Capital Costs, Real 2011 US$ mm	3.2
Working Interest Basis	100%
Gas Price, Real 2011 US$ / Mscf	6.29

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)

ROR	%	n.m.
Payout Year		n.m.
Undisc PIR	MM $ / MM$	25.9
10.0% PIR	MM $ / MM$	28.1
Economic Limit Year		2018
Last Scheduled Production Year		2018

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	14,763	7,234
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	84.74	3.15	81.59
6	76.15	2.69	73.47
8	73.71	2.57	71.14
10	71.44	2.46	68.98
12	69.33	2.36	66.97
15	66.41	2.23	64.19

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	13,400.0	4,891.0	-	6.29	-	30.76	-	30.76	0.21	0.89	-	29.66
2012 (12)	11,984.0	4,374.1	-	6.29	-	27.51	-	27.51	0.19	0.94	2.50	23.88
2013 (12)	5,899.9	2,153.5	-	6.29	-	13.55	-	13.55	0.09	0.94	-	12.51
2014 (12)	3,326.2	1,214.1	-	6.29	-	7.64	-	7.64	0.05	0.94	-	6.64
2015 (12)	2,177.8	794.9	-	6.29	-	5.00	-	5.00	0.03	0.94	-	4.02
2016 (12)	1,559.0	569.0	-	6.29	-	3.58	-	3.58	0.02	0.94	-	2.61
2017 (12)	1,175.2	428.9	-	6.29	-	2.70	-	2.70	0.02	0.94	-	1.74
2018 (12)	925.3	337.7	-	6.29	-	2.12	-	2.12	0.01	0.94	-	1.17
2019 (12)	-	-	-	6.29	-	-	-	-	-	-	0.65	(0.65)
Total	---	14,763.3	-	---	---	92.86	-	92.86	0.64	7.48	3.15	81.59

ECV1713	24	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	25	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	26	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	27	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	28	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	29	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 2:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR THE WINNA GORA FIELD

	Proved		Proved+Probable		Proved+Probable +Possible
Year	Gas Rate	Cumulative Production	Gas Rate	Cumulative Production	Gas Rate	Cumulative Production
	MMscf/d	Bscf	MMscf/d	Bscf	MMscf/d	Bscf
2012	3.9	1.4	3.9	1.4	3.9	1.4
2013	3.9	2.8	3.9	2.8	3.9	2.8
2014	3.9	4.3	3.9	4.3	3.9	4.3
2015	3.1	5.4	3.9	5.7	3.9	5.7
2016	2.4	6.3	3.9	7.1	3.9	7.1
2017	1.6	6.9	3.2	8.3	3.9	8.5
2018	1.2	7.3	2.4	9.2	3.9	10.0
2019	0.7	7.6	2.0	9.9	3.9	11.4
2020			1.5	10.5	3.0	12.5
2021			1.2	10.9	2.4	13.4
2022			0.9	11.2	2.0	14.1
2023			0.7	11.5	1.6	14.7
2024			0.5	11.7	1.3	15.1
2025					1.0	15.5
2026					0.9	15.8
2027					0.7	16.1
2028					0.6	16.3

TABLE A2.1:  GAS PRODUCTION FORECAST FOR WINNA GORA FIELD

ECV1713	30	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Winna Gora 1P, Jan 2011

100% WI basis

*(Nominal Values Unless Stated Otherwise; **No Inflation**)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Operating Costs[1], Real 2011 US$ p.a.	800,000
Capital Costs, Real 2011 US$ mm	8.9
Working Interest Basis	100%
Gas Price, Real 2010 US$ / Mscf	5.82

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)

ROR	%	102%
Payout Year		2012
Undisc. PIR	MM $ / MM$	3.2
10.0% PIR	MM $ / MM$	2.4
Economic Limit Year		2019
Last Scheduled Production Year		2019

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	7,579	3,714
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	37.08	8.86	28.22
6	29.96	8.11	21.84
8	28.04	7.92	20.12
10	26.30	7.74	18.57
12	24.73	7.57	17.16
15	22.62	7.35	15.27

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.82	-	-	-	-	-	-	6.71	(6.71)
2012 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2013 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2014 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.85	1.50	5.87
2015 (12)	3,126.0	1,141.0	-	5.82	-	6.64	-	6.64	0.05	0.85	-	5.74
2016 (12)	2,440.0	890.6	-	5.82	-	5.18	-	5.18	0.04	0.85	-	4.29
2017 (12)	1,630.0	595.0	-	5.82	-	3.46	-	3.46	0.03	0.85	-	2.59
2018 (12)	1,150.0	419.8	-	5.82	-	2.44	-	2.44	0.02	0.85	-	1.57
2019 (12)	717.5	261.9	-	5.82	-	1.52	-	1.52	0.01	0.85	-	0.66
2020 (12)	-	-	-	5.82	-	-	-	-	-	-	0.65	(0.65)
Total	---	7,578.7	-	---	---	44.11	-	44.11	0.33	6.70	8.86	28.22

ECV1713	31	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Winna Gora 2P, Jan 2011

100% WI basis

*(Nominal Values Unless Stated Otherwise; **No Inflation**)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	2P
Operating Costs[1], Real 2011 US$ p.a.	800,000
Capital Costs, Real 2011 US$ mm	8.9
Working Interest Basis	100%
Gas Price, Real 2010 US$ / Mscf	5.82

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)

ROR	%	109%
Payout Year		2012
Undisc. PIR	MM $ / MM$	5.4
10.0% PIR	MM $ / MM$	3.9
Economic Limit Year		2024
Last Scheduled Production Year		2024

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	11,661	5,714
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	56.56	8.86	47.70
6	42.42	7.82	34.59
8	38.87	7.58	31.29
10	35.76	7.37	28.39
12	33.02	7.18	25.83
15	29.47	6.95	22.52

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.82	-	-	-	-	-	-	6.71	(6.71)
2012 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2013 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2014 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2015 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2016 (12)	3,900.0	1,423.5	-	5.82	-	8.28	-	8.28	0.06	0.80	-	7.42
2017 (12)	3,226.6	1,177.7	-	5.82	-	6.85	-	6.85	0.05	0.85	1.50	4.45
2018 (12)	2,447.1	893.2	-	5.82	-	5.20	-	5.20	0.04	0.85	-	4.31
2019 (12)	1,963.0	716.5	-	5.82	-	4.17	-	4.17	0.03	0.85	-	3.29
2020 (12)	1,527.0	557.4	-	5.82	-	3.24	-	3.24	0.02	0.85	-	2.37
2021 (12)	1,171.0	427.4	-	5.82	-	2.49	-	2.49	0.02	0.85	-	1.62
2022 (12)	901.0	328.9	-	5.82	-	1.91	-	1.91	0.01	0.85	-	1.05
2023 (12)	677.5	247.3	-	5.82	-	1.44	-	1.44	0.01	0.85	-	0.58
2024 (12)	535.0	195.3	-	5.82	-	1.14	-	1.14	0.01	0.85	-	0.28
2025 (12)	-	-	-	5.82	-	-	-	-	-	-	0.65	(0.65)
Total	---	11,661.1	-	---	---	67.87	-	67.87	0.51	10.80	8.86	47.70

ECV1713	32	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	33	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Winna Gora 1P, Jan 2011

Net WI basis of 49%

*(Nominal Values Unless Stated Otherwise; **No Inflation**)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Operating Costs[1], Real 2011 US$ p.a.	392,000
Capital Costs, Real 2011 US$ mm	4.3
Working Interest Basis	49%
Gas Price, Real 2010 US$ / Mscf	5.82

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)

ROR	%	102%
Payout Year		2012
Undisc. PIR	MM $ / MM$	3.2
10.0% PIR	MM $ / MM$	2.4
Economic Limit Year		2019
Last Scheduled Production Year		2019

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	7,579	3,714
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	18.17	4.34	13.83
6	14.68	3.98	10.70
8	13.74	3.88	9.86
10	12.89	3.79	9.10
12	12.12	3.71	8.41
15	11.08	3.60	7.48

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.82	-	-	-	-	-	-	3.29	(3.29)
2012 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2013 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2014 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.42	0.74	2.88
2015 (12)	1,531.7	559.1	-	5.82	-	3.25	-	3.25	0.02	0.42	-	2.81
2016 (12)	1,195.6	436.4	-	5.82	-	2.54	-	2.54	0.02	0.42	-	2.10
2017 (12)	798.7	291.5	-	5.82	-	1.70	-	1.70	0.01	0.42	-	1.27
2018 (12)	563.5	205.7	-	5.82	-	1.20	-	1.20	0.01	0.42	-	0.77
2019 (12)	351.6	128.3	-	5.82	-	0.75	-	0.75	0.01	0.42	-	0.32
2020 (12)	-	-	-	5.82	-	-	-	-	-	-	0.32	(0.32)
Total	---	3,713.6	-	---	---	21.61	-	21.61	0.16	3.28	4.34	13.83

ECV1713	34	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Winna Gora 2P, Jan 2011

Net WI basis of 49%

(Nominal Values Unless Stated Otherwise; ***No Inflation*** *)*

Case Description (Generic)	
Global	Annual Mid-Discounting
Model	Polish Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios	
Oil Production	Base
Gas Production	2P
Operating Costs[1], Real 2011 US$ p.a.	392,000
Capital Costs, Real 2011 US$ mm	4.3
Working Interest Basis	49%
Gas Price, Real 2010 US$ / Mscf	5.82

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)		
ROR	%	109%
Payout Year		2012
Undisc. PIR	MM $ / MM$	5.4
10.0% PIR	MM $ / MM$	3.9
Economic Limit Year		2024
Last Scheduled Production Year		2024

Products Recovery		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	11,661	5,714
Cond.	Mstb	0	0

Net Present Values (Before Tax) Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	27.71	4.34	23.37
6	20.78	3.83	16.95
8	19.05	3.71	15.33
10	17.52	3.61	13.91
12	16.18	3.52	12.66
15	14.44	3.40	11.04

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.82	-	-	-	-	-	-	3.29	(3.29)
2012 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2013 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2014 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2015 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2016 (12)	1,911.0	697.5	-	5.82	-	4.06	-	4.06	0.03	0.39	-	3.64
2017 (12)	1,581.0	577.1	-	5.82	-	3.36	-	3.36	0.03	0.42	0.74	2.18
2018 (12)	1,199.1	437.7	-	5.82	-	2.55	-	2.55	0.02	0.42	-	2.11
2019 (12)	961.8	351.1	-	5.82	-	2.04	-	2.04	0.02	0.42	-	1.61
2020 (12)	748.2	273.1	-	5.82	-	1.59	-	1.59	0.01	0.42	-	1.16
2021 (12)	573.8	209.4	-	5.82	-	1.22	-	1.22	0.01	0.42	-	0.79
2022 (12)	441.5	161.1	-	5.82	-	0.94	-	0.94	0.01	0.42	-	0.51
2023 (12)	332.0	121.2	-	5.82	-	0.71	-	0.71	0.01	0.42	-	0.28
2024 (12)	262.2	95.7	-	5.82	-	0.56	-	0.56	0.00	0.42	-	0.14
2025 (12)	-	-	-	5.82	-	-	-	-	-	-	0.32	(0.32)
Total	---	5,713.9	-	---	---	33.26	-	33.26	0.25	5.29	4.34	23.37

ECV1713	35	Feb 2011

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ECV1713	36	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 3:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR THE KROMOLICE SOUTH FIELD

	Proved		Proved+Probable		Proved+Probable+ Possible
Year	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)
2011	3.2	1.2	2.9	1.0	2.9	1.0
2012	3.7	2.5	3.7	2.4	3.7	2.4
2013	3.7	3.9	3.7	3.7	3.7	3.7
2014	3.7	5.2	3.7	5.1	3.7	5.1
2015	3.3	6.4	3.7	6.4	3.7	6.4
2016	2.4	7.3	3.7	7.8	3.7	7.8
2017	1.7	7.9	3.7	9.1	3.7	9.1
2018	1.3	8.4	3.7	10.5	3.7	10.5
2019	1.1	8.8	3.7	11.8	3.7	11.8
2020	0.8	9.1	3.1	13.0	3.7	13.2
2021	0.6	9.3	2.5	13.9	3.7	14.5
2022			2.0	14.6	3.7	15.9
2023			1.6	15.2	3.7	17.2
2024			0.7	15.5	3.4	18.5
2025					3.2	19.7
2026					3.0	20.7
2027					2.2	21.5
2028					1.7	22.2
2029					1.5	22.7
2030					1.3	23.2
2031					1.2	23.7
2032					1.1	24.1
2033					1.0	24.4
2034					1.0	24.8

Table A3.1:                      Gas Production Forecast for Kromolice South Field

ECV1713	37	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Kromolice-2 1P, Jan 2011

100% WI basis

*(Nominal Values Unless Stated Otherwise; **No Inflation**)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Operating Costs[1], Real 2011 US$ p.a.	168,971
Capital Costs, Real 2011 US$ mm	4.35
Working Interest Basis	100%
Gas Price, Real 2011 US$ / Mscf	5.74

1. Fixed operating costs exclude compression operating costs

Economic Indicators (Before tax)

ROR	%	n.m.
Payout Year		n.m.
Undisc PIR	MM $ / MM $	10.77
10.0% PIR	MM $ / MM $	8.68
Economic Limit Year		2021
Last Scheduled Production Year		2021

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	9,310	4,562
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	51.2	4.4	46.9
6	41.2	3.9	37.3
8	38.6	3.8	34.7
10	36.2	3.7	32.5
12	34.2	3.7	30.5
15	31.4	3.6	27.8

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	3,176.9	1,159.6	-	5.74	-	6.66	-	6.66	0.05	0.13	3.70	2.78
2012 (12)	3,706.0	1,352.7	-	5.74	-	7.76	-	7.76	0.06	0.17	-	7.54
2013 (12)	3,695.9	1,349.0	-	5.74	-	7.74	-	7.74	0.06	0.17	-	7.52
2014 (12)	3,695.9	1,349.0	-	5.74	-	7.74	-	7.74	0.06	0.17	-	7.52
2015 (12)	3,292.2	1,201.7	-	5.74	-	6.90	-	6.90	0.05	0.17	-	6.68
2016 (12)	2,366.7	863.8	-	5.74	-	4.96	-	4.96	0.04	0.17	-	4.75
2017 (12)	1,748.0	638.0	-	5.74	-	3.66	-	3.66	0.03	0.17	-	3.47
2018 (12)	1,336.0	487.6	-	5.74	-	2.80	-	2.80	0.02	0.17	-	2.61
2019 (12)	1,050.5	383.4	-	5.74	-	2.20	-	2.20	0.02	0.17	-	2.02
2020 (12)	829.0	302.6	-	5.74	-	1.74	-	1.74	0.01	0.17	-	1.55
2021 (12)	609.5	222.5	-	5.74	-	1.28	-	1.28	0.01	0.17	-	1.10
2022 (12)	-	-	-	5.74	-	-	-	-	-	-	0.65	(0.65)
Total	---	9,309.9	-			53.44	-	53.44	0.41	1.82	4.35	46.87

ECV1713	38	Feb 2011

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ECV1713	39	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	40	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	41	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	42	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	43	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 4:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR ZANIEMYSL FIELD

	Proved		Proved+Probable		Proved+ Probable+ Possible
Year	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)
2011	9.1	18.5	9.1	18.5	9.1	18.5
2012	9.1	21.8	9.1	21.8	9.1	21.8
2013	7.9	24.7	9.1	25.2	9.1	25.2
2014	6.2	27.0	8.5	28.3	9.1	28.5
2015	4.8	28.7	7.5	31.0	9.1	31.8
2016	3.8	30.1	6.7	33.4	9.1	35.2
2017	1.3	30.6	5.9	35.6	9.1	38.5
2018			5.2	37.5	8.6	41.7
2019			4.6	39.2	7.8	44.5
2020			4.1	40.7	7.1	47.1
2021			3.5	42.0	6.4	49.5
2022					5.9	51.6
2023					5.3	53.5
2024					4.8	55.3
2025					4.4	56.9
2026					4.0	58.4
2027					3.6	59.7
2028					3.3	60.9
2029					3.0	62.0
2030					2.7	63.0
2031					2.2	63.8
2032					0.6	64.0

Table A4.1:  Gas Production Forecasts for the Zaniemysl Field

ECV1713	44	Feb 2011

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ECV1713	45	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	46	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	47	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	48	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	49	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	50	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 5:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR SRODA-KROMOLICE FIELD

	Proved Kromolice		Proved Sroda		Proved+Probable		Proved+ Probable+Possible
		Cumulative		Cumulative		Cumulative		Cumulative
Year	Gas Rate	Production	Gas Rate	Production	Gas Rate	Production	Gas Rate	Production
	(MMscfd)	(Bscf)	(MMscfd)	(Bscf)	(MMscfd)	(Bscf)	(MMscfd)	(Bscf)
2011	4.9	1.8	4.1	1.5	9.0	3.3	9.0	3.3
2012	6.3	4.1	4.0	3.0	10.3	7.1	10.3	7.1
2013	6.3	6.4	4.0	4.4	10.3	10.8	10.3	10.8
2014	6.3	8.7	4.0	5.9	10.3	14.6	10.3	14.6
2015	6.3	11.0	4.0	7.3	10.3	18.3	10.3	18.3
2016	6.3	13.3	4.0	8.8	10.3	22.1	10.3	22.1
2017	6.2	15.6	4.0	10.2	10.3	25.9	10.3	25.9
2018	4.8	17.3	4.0	11.7	10.3	29.6	10.3	29.6
2019	3.6	18.7	3.7	13.1	10.3	33.4	10.3	33.4
2020	2.6	19.6	3.3	14.3	10.3	37.2	10.3	37.2
2021	1.3	20.1	2.9	15.3	10.3	40.9	10.3	40.9
2022			2.6	16.3	10.3	44.7	10.3	44.7
2023			2.3	17.1	10.3	48.5	10.3	48.5
2024			2.0	17.9	10.3	52.2	10.3	52.2
2025			1.8	18.5	9.9	55.8	10.3	56.0
2026			1.4	19.1	8.4	58.9	10.3	59.8
2027			0.1	19.1	7.4	61.6	10.3	63.5
2028					6.8	64.1	10.3	67.3
2029					5.7	66.1	10.3	71.1
2030					0.3	66.2	10.3	74.8
2031							10.2	78.5
2032							9.2	81.9
2033							8.1	84.8
2034							7.2	87.5
2035							6.5	89.9
2036							5.8	92.0
2037							5.3	93.9
2038							4.8	95.7
2039							4.5	97.4
2040							4.2	98.9
2041							3.8	100.3
2042							3.5	101.5
2043							3.4	102.8
2044							0.0	103.2
2045
2046

Table A5.1: Gas Production Forecasts for Sroda-Kromolice

ECV1713	51	Feb 2011

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ECV1713	52	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	53	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	54	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	55	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	56	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	57	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

APPENDIX 6:  PRODUCTION FORECASTS AND CASHFLOW ANALYSIS FOR GRABOWKA

	Proved		Proved+Probable		Proved+Probable+Possible
Year	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)
2011	0.2	0.3	0.2	0.3	0.2	0.3
2012	0.5	0.5	0.9	0.7	0.9	0.7
2013	1.6	1.1	2.7	1.6	2.7	1.6
2014	1.1	1.5	2.7	2.6	2.7	2.6
2015	0.6	1.8	2.7	3.6	2.7	3.6
2016	0.0	1.8	2.5	4.5	2.7	4.6
2017	0.0	1.8	2.3	5.4	2.7	5.6
2018			2.0	6.1	2.7	6.6
2019			1.8	6.7	2.7	7.6
2020			1.5	7.3	2.7	8.6
2021			1.0	7.7	2.7	9.5
2022			0.4	7.8	2.7	10.5
2023					2.7	11.5
2024					2.6	12.5
2025					2.5	13.4
2026					2.3	14.2
2027					2.1	15.0
2028					1.9	15.7
2029					1.8	16.3
2030					1.6	16.9
2031					1.5	17.5
2032					1.4	18.0
2033					1.3	18.4
2034					1.2	18.8
2035					1.1	19.2
2036					1.0	19.6
2037					0.9	19.9
2038					0.5	20.1
2039					0.2	20.2

Table A61: Gas Production Forecasts for Grabowka

ECV1713	58	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

RPS Energy

Grabowka 1P, Jan 2011

Net WI basis of 100%

(Nominal Values Unless Stated Otherwise; ***No Inflation*** *)*

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Case Currency	US$
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Operating Costs, Real 2011 US$ p.a.	0.0
Capital Costs, Real 2011 US$ mm	0.0
Working Interest Basis	100%
Gas Price[1], Real 2011 US$ / Mscf	1.61

1. Reflects gas price recevied by FX under agreement with the operators

Economic Indicators (Before tax)

ROR	%	n.m.
Payout Year		n.m.
Undisc PIR	MM $ / MM $	n.m.
10.0% PIR	MM $ / MM $	n.m.
Economic Limit Year		2015
Last Scheduled Production Year		2016

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	1,495	1,495
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	2.4	0.0	2.4
6	2.0	0.0	2.0
8	1.9	0.0	1.9
10	1.8	0.0	1.8
12	1.8	0.0	1.8
15	1.6	0.0	1.6

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	234.1	85.4	-	1.61	-	0.14	-	0.14	-	-	-	0.14
2012 (12)	505.3	184.4	-	1.61	-	0.30	-	0.30	-	-	-	0.30
2013 (12)	1,637.9	597.8	-	1.61	-	0.96	-	0.96	-	-	-	0.96
2014 (12)	1,106.2	403.8	-	1.61	-	0.65	-	0.65	-	-	-	0.65
2015 (12)	613.3	223.9	-	1.61	-	0.36	-	0.36	-	-	-	0.36
2016 (12)	-	-	-	1.61	-	-	-	-	-	-	-	-
Total	---	1,495.3	-			2.41	-	2.41	-	-	-	2.41

ECV1713	59	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	60	Feb 2011

RPS Energy	FX Energy, Inc. Evaluation of Polish Gas Assets

ECV1713	61	Feb 2011